EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-161930 of our report dated September 15, 2009, (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph regarding the Company’s development stage status and its ability to continue as a going concern) relating to the financial statements of Anthera Pharmaceuticals, Inc. appearing in the prospectus which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

San Francisco, California
October 19, 2009